Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
West Pharmaceutical Services, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 filed by West Pharmaceutical Services, Inc. on June 1, 2007 (File No. 333-143437) of our report dated June 25, 2008, with respect to the statements of net assets available for benefits of the West Pharmaceutical Services, Inc. 401(k) Plan (formerly West Pharmaceutical Services, Inc. Savings Plan) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years ended December 31, 2007 and 2006, and the related supplemental schedule of assets (held at end of year) as of December 31, 2007 and the related schedule of reportable transactions for the year ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 11-K of the West Pharmaceutical Services, Inc. 401(k) Plan (formerly West Pharmaceutical Services, Inc. Savings Plan).

/s/ Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants

June 25, 2008